[TYPE]               SC 13D
[DESCRIPTION]        13D FILING
		CENTRAL INDEX KEY:	0001047102
		STANDARD INDUSTRIAL CLASSIFICATION:
		IRS NUMBER:				    090444660
		STATE OF INCORPORATION:
		FISCAL YEAR END:			1231

	FILING VALUES
		FORM TYPE:		       SC 13
		SEC ACT:		         1934 Ac
		SEC FILE NUMBER:
		FILM NUMBER:

	BUSINESS ADDRESS:
		STREET 1:		      900 19TH AVENUE, SUITE 411
		CITY:			         NASHVILLE
		STATE:			        TN
		ZIP:			          37212
		BUSINESS PHONE:		(615) 321-3895

FILED BY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			          SEVENTH GENERATION, INC.
		CENTRAL INDEX KEY:
		STANDARD INDUSTRIAL CLASSIFICATION:
		IRS NUMBER:
 	STATE OF INCORPORATION:			          VT
		FISCAL YEAR END:			                 1231



                     SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                  Under the Securities and Exchange Act of 1934



                               (Amendment No. 0)


                            SEVENTH GENERATION, INC.
                                (Name of Issuer)

                         Common Stock $.000333 Par Value
                         (Title of Class of Securities)


                                   81806K 101
                                 (CUSIP NUMBER)

                          Charles J. Hogan, Controller
                            Seventh Generation, Inc.
                            1 Mill Street, Box A-26
                           Burlington, VT 05401-1530
                             (802) 658-3773 x-780
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                               September 3, 1997
           (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ]

1)      Name of Reporting Person        GARY STEIN
        SS or IRS Identification
        Nos. of Above Persons           ###-##-####

2)      Check the Appropriate Box if    (a)
        of A Member of  Group
        (See Instructions)              (b)

3)      SEC Use Only

4)      Source of Funds*              Personal Funds

5)      Check box if disclosure of legal proceedings is required
        pursuant to items 2(d) or 2(e)                               [ ]

6)      Citizenship or place of organization:     U.S.A.

        Number of                     (7)  Sole Voting Power     166,300

        Shares
        Beneficially Owned            (8)  Shared Voting Power         0
        by Each Reporting
        Person With                   (9)  Sole Dispositive      166,300
                                            Power

                                      (10) Shared Dispositive          0
                                             Power

11)     Aggregate Amount Bene-        166,300
        ficially Owned by Each
        Reporting Person

12)     Check if the aggregate
        Amount in Row  (11) Ex-
        cludes Certain Shares (See
        Instructions)

13)     Percent of Class Represented
        By Amount in Row 11.           6.84%

14)     Type of Reporting
        Person (See Instructions)     Individual Investor

Item 1.         Security and Issuer

                  Common stock, par value $0.000333

                  Seventh Generation, Inc.
                  1 Mill Street, Box A-26
                  Burlington, VT 05401-1530

                  CUSIP number:  81806K 101

Item 2.         Identity and background

                  Gary Stein is a private investor specializing in smaller capitalization companies. His address is:

                       900 19th Avenue South
                       Nashville, TN 37212

                  He has no history of involvement in criminal or civil legal activity.

Item 3.         Source and Amount of Funds or Other Consideration

                  The 166,300 shares were purchased in open market transactions for prices ranging from $0.49 to $0.52 per share. The purchases were made at various times between 03/18/97 and 09/09/97 and were made with personal funds.

Item 4.         Purpose of Transaction

                  Investment for capital gains.

Item 5.         Interest in Securities of the Issuer

                  See item 3 above and items 7-13 on cover page.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of Issuer

                  None.

Item 7.         Material to be Filed as Exhibits

                  None.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


             Gary Stein

             September 30, 1997
             Date

         /s/ Gary Stein
             Signature